Exhibit 3.2

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

Earth Gen-Biofuel Inc.

ARTICLE ONE

NAME

The name of the corporation is Earth Gen-Biofuel Inc. (the “Corporation”).

ARTICLE TWO

PURPOSE

The purposes of the Corporation shall be to engage in any lawful act or activity for which a corporation may be organized under Chapter 78 of the NRS.

ARTICLE THREE

CAPITAL STOCK

A.           Classes of Stock. The Corporation is authorized to issue two classes of shares to be designated as “Common Stock” and “Preferred Stock,” respectively. The Corporation has the authority to issue 690,000,000 total shares of Common Stock with par value of $0.0001 per share and 10,000,000 total shares of Preferred Stock with par value of $0.0001 per share.

1.          Effective as of the filing of these Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada (the “Effective Time”), every twenty-five (25) shares of this Corporation's previously authorized Common Stock, par value $0.0001 (the “Old Common Stock”) outstanding or held in treasury, shall be automatically combined and reclassified into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.0001 (the “New Common Stock”). Each certificate representing shares of the Old Common Stock shall thereafter automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which the shares of the Old Common Stock represented by such certificate are reclassified and converted hereby; provided, however, that each person of record as of the Effective Time, holding a stock certificate or certificates that represents shares of the Old Common Stock shall receive, upon surrender of stock certificate or certificates, a new certificate or certificates representing the number of shares of the New Common Stock to which such person is entitled. No cash will be paid or distributed as a result of that reverse stock split of this corporation's outstanding shares of Common Stock, and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of that reverse stock split will be rounded up to the nearest whole share.

B.           Preferred Stock. The Corporation’s board of directors (the “Board of Directors”) shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

Exhibit 3.2

1.          Whether or not the class or series shall have voting rights, full or limited, the nature and qualifications, limitations and restrictions on those rights, or whether the class or series will be without voting rights;

2.          The number of shares to constitute the class or series and the designation thereof;

3.          The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

4.          Whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

5.          Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

6.          The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

7.          The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of assets of, the Corporation;

8.          Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

9.          Such other rights and provisions with respect to any class or series as the Board of Directors deem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series of the Preferred Stock.

ARTICLE FOUR

BYLAWS

The Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation, including any Bylaw adopted by the stockholders.

Exhibit 3.2

ARTICLE FIVE

DURATION

The duration of the Corporation shall be perpetual.

ARTICLE SIX

LIABILITY AND INDEMNIFICATION

A.           Limitation of Personal Liability. To the maximum extent permitted under applicable law, there shall be no personal liability of a director or an officer to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or an officer.

B.           Indemnification of Directors and Officers. Subject to the requirements of applicable Nevada law requiring mandatory indemnification, if any, the Corporation shall indemnify, to the maximum extent permitted by Nevada law:

1.          Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that such person is or was a director or officer of the Corporation, or such person is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

(a)          Notwithstanding the foregoing, no indemnification shall be required if it is proven such person’s act, or failure to act, constituted a breach of such person’s fiduciary duties as a director or officer, and such person’s breach of those duties involved intentional misconduct, fraud or a knowing violation of law, making such person liable pursuant to NRS 78.138.

(b)          The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Corporation, and that, with respect to any criminal action or proceeding, such person had reasonable cause to believe that his or her conduct was unlawful.

2.          Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or such person is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit unless it is proven his or her act, or failure to act, constituted a breach of his or her fiduciary duties as a director or officer, and such person’s breach of those duties involved intentional misconduct, fraud or a knowing violation of law, making him or her liable pursuant to NRS 78.138; provided, however, that he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Corporation.

Exhibit 3.2

C.           Indemnification of Employees and Other Persons. The Corporation shall have the power to indemnify, to the extent permitted by Chapter 78 of the NRS, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or such person is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

D.           Time of Indemnification. The Corporation shall indemnify the directors and officers of the Corporation for expenses incurred in defending a civil or criminal action, suit or proceeding as they are incurred in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such directors or officers to repay the amount of such expenses if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Corporation.

E.           Insurance. To the extent that the Corporation maintains an insurance policy or policies providing liability insurance for directors or officers of the Corporation or of any other corporation, partnership, joint venture, trust, or other enterprise which such person serves at the request of the Corporation, such persons shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director or officer under such policy or policies. Without limiting the foregoing, the Corporation will use its reasonable best efforts to maintain director and officer liability insurance in respect of acts or omissions occurring during the period of time that its directors and officers serve or have served as an officer, director, agent or employee of the Corporation, covering such persons on terms at least as favorable as the coverage currently in effect as of the effectiveness of these Articles of Incorporation, provided that in satisfying its obligation under this Paragraph (E), the Corporation shall not be obligated to pay premiums in excess of 200% of the amount per annum the Corporation paid in its last full fiscal year prior to the date hereof, and if the Corporation is unable to obtain the insurance required by this Paragraph (E), it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

F.           Benefit. The indemnification and advancement of expenses hereby authorized is continuing and shall inure to the benefit of the heirs, executors and administrators of each such director, officer, employee and agent, as applicable.

G.           Repeal. Any repeal or modification of this Article Six shall be prospective only, and shall not adversely affect any indemnification or limitations on the personal liability of a director or an officer of the Corporation for acts or omissions prior to such repeal or modification. Further, neither any amendment nor repeal of this Article Six, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article Six, shall eliminate or reduce the effect of this Article Six in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article Six, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Exhibit 3.2

ARTICLE SEVEN

PREEMPTIVE RIGHTS

No stockholder of the Corporation shall have a preemptive right to acquire the Corporation’s unissued shares unless and to the extent a written agreement between such stockholder and the Corporation provides for such preemptive right.

ARTICLE EIGHT

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter permitted by Nevada law, and all rights conferred upon stockholders granted by these Articles are subject to this reservation.

The undersigned does make and file these Amended and Restated Articles of Incorporation, hereby declaring and certifying that the facts stated here are true and accordingly has set his hand hereto on March 25, 2014.

EARTH GEN-BIOFUEL INC.

//George Shen//

Chief Executive Officer

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